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                                                                       EXHIBIT 8

                 [JAECKLE FLEISCHMANN & MUGEL, LLP LETTERHEAD]


                               November 19, 2001

Sizeler Property Investors, Inc.
2542 Williams Boulevard
Kenner, Louisiana 70062


          Re:  Material Federal Income Tax Consequences of the
               Exchange of Old Debentures for New Debentures
               Series B Preferred Stock, or any combination thereof

Ladies and Gentlemen:

          We have acted as United States tax counsel to Sizeler Property Investors, Inc. (the "Company"), a Maryland corporation, in connection with the registration by the Company of up to $32,327,000 in aggregate principal amount of new 9.0% convertible subordinated debentures due July 15, 2009 (the "new debentures") and up to 2,476,000 shares of 10.0% Series B Cumulative Redeemable Preferred Stock (the "Series B preferred stock") to be issued by the Company in connection with an offer by the Company (the "Exchange Offer") to exchange the new debentures and the Series B Preferred Stock for up to $61,900,000 in principal amount of the Company's 8% convertible subordinated debentures due July 15, 2003 (the "old debentures"). You have requested our opinion as to certain federal income tax consequences of the exchange of old debentures of the Company for new debentures, or Series B Preferred Stock, or any combination of new debentures and Series B preferred stock.

          Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in the Registration Statement on Form S-4 (No. 333-72208).

          We have examined and relied on copies of such corporate records of the Company and other documents, including the Registration Statement on Form S-4 filed by the Company, and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We have not made any independent investigation in rendering these opinions other than as described herein.

          Our opinion is based upon existing United States federal income tax laws, regulations, United States Internal Revenue Service administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.
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Sizeler Property Investors, Inc.
November 19, 2001
Page 2


          We have not sought and will not seek any rulings from the United States Internal Revenue Service with respect to any consequences discussed in our opinion. Our opinion has no binding effect on the United States Internal Revenue Service or the courts of the United States. There can be no assurance that the United States Internal Revenue Service or a United States court would agree with our opinion if the matter were contested.

          We have advised the Company in connection with the material United States federal income tax consequences to holders of old debentures of participating in the Exchange Offer and of acquiring, owning and disposing of the new debentures and Series B preferred stock. We confirm that the statements of law and legal conclusions contained in the Registration Statement under the captions "Material United States Federal Tax Consequences" and "Federal Income Tax Considerations of the Exchange Transaction" are our opinion. While our opinion discusses the material anticipated United States federal income tax consequences, it does not purport to discuss all United States tax consequences and is limited to those United States tax consequences specifically discussed therein.

          In giving our opinion, we express no opinion no other than as to the federal income tax law of the United States of America.

          This opinion is expressed as of the date hereof and we assume no responsibility to update this opinion.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and we further consent to any and all references to our name therein.


                              Very truly yours,


                              /s/ Jaeckle Fleischmann & Mugel, LLP